Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

August 2, 2005

PINNACLE ENTERTAINMENT REPORTS STRONG SECOND QUARTER 2005 RESULTS

L’Auberge du Lac Profitable in First Five Weeks of Operation

LAS VEGAS, August 2, 2005 – Pinnacle Entertainment, Inc. (NYSE:PNK) today reported strong financial results for the second quarter and six months ended June 30, 2005, which reflect the opening of L’Auberge du Lac, the Company’s $365 million casino resort located in Lake Charles, LA.

“We are very pleased by the smooth opening of L’Auberge du Lac,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment, Inc. “L’Auberge has exceeded our expectations for these first several weeks for both customer acceptance and profitability. As at any new resort, marketing and other costs are still high and we are still building our customer and players’ club lists. We incurred a great deal of overtime pay in meeting the initial customer demand and have been hiring additional people in certain job categories since opening. The L’Auberge team is learning every day how to operate the property even better and provide excellent customer service to large numbers of people. As the team becomes more efficient and more people in the region recognize the quality of the L’Auberge experience, we expect the property to mature into one of the gaming industry’s most successful regional properties.

“Meanwhile, the remainder of our company, most notably Belterra and Boomtown New Orleans, also had a strong quarter.”

For the second quarter, revenues rose 25.1% to $175.0 million from $139.9 million a year earlier. Adjusted EBITDA(1) increased 32.8% to $36.1 million from $27.1 million for the prior-year period. The Company’s adjusted EBITDA(1) margin improved to 20.6% in the quarter from 19.4% in the year-earlier quarter. Excluding L´Auberge du Lac, the Company´s revenues rose 4.1% and adjusted EBITDA increased 3.9%. EBITDA margin excluding L´Auberge du Lac was 19.4% in the recent quarter.

Adjusted net income(1) for the quarter was $9.9 million, or $0.23 per share, compared to adjusted net income of $1.4 million, or $0.04 per share, for the second quarter of 2004. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $4.2 million, or $0.10 per share, due to preopening costs, which consisted principally of the hiring, training and opening-related costs at L´Auberge du Lac. This compared to the 2004 quarter net income of $15.7 million, or $0.43 per diluted share, which included a large land-sale gain.

Six-Month Results

Revenues for the six months ended June 30, 2005 increased 14.8% to $314.8 million from $274.2 million. Adjusted EBITDA increased 23.8% to $63.1 million from $51.0 million in the prior-year six-month period. The adjusted EBITDA margin increased to 20.0% in the period, compared to 18.6% for the first half of 2004. Excluding L´Auberge du Lac, revenues increased 4.1%, adjusted EBITDA increased 8.4% and the adjusted EBITDA margin reached 19.4%.

Adjusted net income for the first half of 2005 was $13.2 million, or $0.31 per diluted share, compared to adjusted net income of $1.1 million, or $0.03 per diluted share, for the six months ended June 30, 2004. On a GAAP basis, the Company reported a net loss of $6.4 million, or $0.16 per share, compared with net income of $17.2 million, or $0.49 per share, for the 2004 six-month period. The recent period´s GAAP income included large preopening expenses, principally related to L´Auberge du Lac, while the year-ago period included two large land-sale gains.

“In addition to our opening at L’Auberge du Lac during the second quarter, we recently opened our replacement casino facility in Neuquen, Argentina. We believe the new Casino Magic – Neuquen will be the center of entertainment in the region,” Mr. Lee continued. “We also completed our refurbishment in Biloxi, and made progress on our plans for two casinos in St. Louis.”

Recent highlights include:

•	Following its initial public opening on May 26, L’Auberge du Lac hosted a grand opening customer party on July 16, featuring both comedian Jay Leno and entertainer Lionel Richie as surprise guests. Invited guests from Houston, New Orleans and surrounding areas enjoyed the lush tropical pool area, championship golf course, full-service spa and specialty restaurants, as well as the very comfortable, 24-hour casino floor.

•	On July 27, the Company opened its replacement facility in Neuquen, Argentina. The new facility includes a larger casino, restaurant, and an entertainment venue on land owned by the Company approximately one mile from the former leased facility. The facility was completed approximately on its budget of some US$15 million.

•	In July, the Company submitted various plans and specifications for the St. Louis City project as stipulated by the development agreement. The Company anticipates selecting the project general contractor within 30 days and beginning construction in the fourth quarter. The Company anticipates completing the purchase of the 297-suite Embassy Suites Hotel in the third quarter as well as exercising its option to lease 4.3 acres of land in the Laclede’s Landing area. When combined with land the Company already owns or has under option to lease, the Company will control approximately 18 acres of contiguous land for development of this St. Louis City project.

•	On May 25, the Company obtained several key approvals from the Missouri Gaming Commission regarding its Lemay casino project in south St. Louis County. Among other things, the Commission unanimously approved the location of the casino portion of the Lemay project and the Company’s request for permanent docking at the site. The Company is preparing its design plans for the project, as well as pursuing both the required environmental review and the road access requirements. The Company expects to begin remediation of the County site in August.

Property Highlights

Belterra Casino Resort

Belterra Casino Resort was the lead performer in the quarter for the Company, achieving adjusted EBITDA of $10.7 million, up 43.7% from the $7.4 million reported in the 2004 second quarter. Revenues in the 2005 period rose to $42.6 million from $39.1 million in the 2004 period. With casino and hotel revenue gains from the May 2004 opening of the new guestroom tower and operating efficiency, Belterra’s adjusted EBITDA margin increased by 6.0 percentage points to 25.0% from 19.0%.

Boomtown New Orleans

Boomtown New Orleans reported adjusted EBITDA of $8.1 million for the 2005 second quarter versus $7.9 million in the prior-year quarter. Revenues for the period grew to $28.6 million from $26.9 million, primarily due to increased slot revenue from improved slot product mix and marketing programs.

L’Auberge du Lac

Revenue and adjusted EBITDA of $29.4 million and $7.9 million, respectively, for L’Auberge du Lac reflect operating results for the first 36 days of operation, including opening the Thursday before Memorial Day weekend. Positive adjusted EBITDA was achieved despite large amounts of overtime expended to meet customer demand with a largely inexperienced workforce. The property’s pool area also was not open until early July, and its Tom Fazio championship golf course is not expected to open to the public until late August. The golf course is currently available only to invited casino guests.

The property’s high-end Villa suites did not open until early July. The 22 second-floor suites (named the Versailles and Palais suites) are the second most deluxe accommodations on the property (after the Villa suites) and are not expected to be put into service until August. The property opened with 605 guestrooms available on May 26 and had 713 guestrooms available at the end of the quarter. Of the 25,166 available room-nights in the quarter, some 89% were occupied.

The adjusted EBITDA referred to above does not include the $15.9 million of pre-opening costs related to L’Auberge du Lac in the quarter. These costs principally involved hiring and training the workforce prior to opening and a major advertising campaign that surrounded the opening activities. Pre-opening costs were part of the project’s overall $365 million budget. Of the $28.2 million of cumulative pre-opening costs, some $10.8 million was spent on marketing activities. Another $2.3 million of marketing expense was incurred after the opening and was subtracted in reaching the above adjusted EBITDA figure.

Boomtown Bossier City

Results for Boomtown Bossier City reflect the continued competitive Bossier City/Shreveport gaming market, including the effect of Native American gaming in Oklahoma. Adjusted EBITDA of $4.9 million was flat in the quarter compared to the prior-year period, despite reduced revenues of $23.5 million compared to $25.1 million in the prior-year period. Operating cost efficiencies increased the adjusted EBITDA margin to 20.7% from 19.7%.

Casino Magic Biloxi

Late in the quarter, Casino Magic Biloxi completed the $11 million casino enhancement project begun in 2004, which included substantially refurbishing the existing showroom and casino and updating the existing slot product. Revenues rose for the 2005 quarter despite the construction disruption, to $21.6 million compared to $20.9 million, while adjusted EBITDA was $4.1 million compared to $4.7 million.

Boomtown Reno

As has been the trend at Boomtown Reno for the past several quarters, lower-margin fuel sales have offset the higher-margin casino revenues. Casino revenues have been declining principally due to competition from large Native American casinos in California. Revenues and adjusted EBITDA for the 2005 second quarter were $22.7 million and $2.8 million, respectively, compared to the prior-year results of $22.3 million and $3.7 million, respectively. The Company continues to make progress with Cabela’s Retail, Inc. for the development of approximately 39 acres of land adjacent to the hotel and casino facility.

Casino Magic Argentina

Casino Magic Argentina continues to improve its operations compared to the prior-year quarter, with adjusted EBITDA of $2.1 million compared to $1.9 million, and revenues of $4.7 million compared to $3.9 million. The Company anticipates operating results will improve further with the recent opening of the replacement casino in Neuquen.

Other Items

Corporate costs for the second quarter ended June 30, 2005 were $6.2 million and compared to $5.0 million in the prior-year period, primarily due to litigation and other reserve increases, as well as continued growth of the Company.

Pre-opening and Development Costs. During the quarter, the Company incurred $17.4 million of pre-opening and development costs, primarily for the Lake Charles project and the St. Louis development opportunities, as compared to $2.5 million primarily for the same projects in the prior-year period.

Gain on Sale of Assets. In June 2004, the Company recorded a gain of $29.2 million in connection with the sale of the remaining 60 acres of surplus land in southern California for approximately $36 million. There was no similar gain in the 2005 second quarter.

Interest Expense, Net. Interest expense for the second quarter before capitalized interest declined to $13.7 million compared to $14.3 million in the prior-year period, due primarily to lower average cost of debt capital. Capitalized interest for the three months ended June 30, 2005 and 2004 was $3.4 million and $0.9 million, respectively, reflecting the Company’s investment to date in L’Auberge du Lac.

Income Tax Expense/ Benefit. The effective tax rates for the three months ended June 30, 2005 and 2004 were 18.8% and 46.2%, respectively, resulting in a tax benefit of $1.0 million for the 2005 period and a tax expense of $13.5 million for the 2004 period. The lower-than-statutory rate in the 2005 period is due to non-deductible expenses and foreign taxes paid in Argentina.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. In the first six months, Pinnacle paid or accrued $69.8 million in gaming taxes, $7.7 million in payroll taxes, $3.6 million in property taxes, and $1.9 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $83.0 million for taxes to state and local authorities in the first half of 2005 as compared to $73.5 million in 2004.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 2, 2005, at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its 2005 second quarter and year-to-date financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through August 9, 2005 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 8061532.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, pre-opening and development costs and gain on asset sales; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company opened a major casino resort in Lake Charles, Louisiana in May 2005 and a second new casino in Neuquen, Argentina in July 2005. Pinnacle has also been selected for two casino development projects in the St. Louis, Missouri area. The development projects are dependent upon final approval by the Missouri Gaming Commission.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the future prospects of the Company’s recently-opened properties in Lake Charles and Argentian, the

Company’s new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Bossier City and Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the proposed St. Louis projects and other capital intensive projects could strain the Company’s financial resources, and the risk that such projects and new developments such as L’Auberge du Lac might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—Financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Gaming	$146,774	$116,450	$266,353	$231,441
Food and beverage	9,873	7,720	17,117	15,215
Truck stop and service station	6,878	6,370	11,858	10,951
Hotel and recreational vehicle park	5,598	4,890	9,172	8,189
Other operating income	5,877	4,428	10,311	8,419

	175,000	139,858	314,811	274,215

Expenses and Other Costs (Benefits):
Gaming	85,592	66,625	155,565	133,302
Food and beverage	9,421	7,268	16,277	14,366
Truck stop and service station	6,437	6,006	11,124	10,289
Hotel and recreational vehicle park	2,606	2,560	4,286	4,320
General and administrative	32,035	28,393	59,941	57,365
Depreciation and amortization	14,307	11,922	27,010	23,627
Other operating expenses	2,855	1,866	4,510	3,591
Pre-opening and development costs	17,367	2,470	23,967	4,667
Gain on asset sales, net of other items	0	(29,163)	0	(42,344)

	170,620	97,947	302,680	209,183

Operating income	4,380	41,911	12,131	65,032
Interest income	742	662	1,938	1,529
Interest expense, net of capitalized interest	(10,294)	(13,330)	(20,956)	(26,901)
Loss on early extinguishment of debt	28	0	(1,419)	(8,254)

Income (loss) before income tax (expense) benefit	(5,144)	29,243	(8,306)	31,406
Income tax (expense) benefit	966	(13,500)	1,897	(14,230)

Net income (loss)	$(4,178)	$15,743	$(6,409)	$17,176

Net income (loss) per common share—basic	$(0.10)	$0.44	$(0.16)	$0.51

Net income (loss) per common share—diluted	$(0.10)	$0.43	$(0.16)	$0.49

Number of shares—basic	40,534	35,531	40,518	33,474
Number of shares—diluted	40,534	36,822	40,518	34,837

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2005	December 31, 2004
Assets
Cash, cash equivalents and restricted cash	$165,567	$287,788
Other assets	119,678	106,993
Property and equipment, net	917,823	813,987

Total assets	$1,203,068	$1,208,768

Liabilities and Stockholders’ Equity
Liabilities	$149,688	$153,090
Notes payable	643,197	640,488

Total liabilities	792,885	793,578
Stockholders’ equity	410,183	415,190

Total liabilities and stockholders’ equity	$1,203,068	$1,208,768

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues
Belterra Casino Resort	$42,595	$39,148	$82,246	$74,631
Boomtown New Orleans	28,601	26,928	58,608	55,537
L’Auberge du Lac	29,448	0	29,448	0
Boomtown Bossier City	23,528	25,080	48,233	52,029
Casino Magic Biloxi	21,647	20,913	44,155	41,707
Boomtown Reno	22,679	22,334	39,509	39,803
Casino Magic Argentina	4,692	3,895	8,992	7,388
Card Clubs	1,810	1,560	3,620	3,120

Total Revenues	$175,000	$139,858	$314,811	$274,215

Adjusted EBITDA (a)
Belterra Casino Resort	$10,670	$7,425	$19,391	$14,182
Boomtown New Orleans	8,099	7,875	17,448	16,367
L’Auberge du Lac	7,861	0	7,861	0
Boomtown Bossier City	4,877	4,935	10,263	11,137
Casino Magic Biloxi	4,090	4,689	8,868	8,677
Boomtown Reno	2,822	3,680	3,211	4,196
Casino Magic Argentina	2,079	1,931	3,971	3,327
Card Clubs	1,763	1,634	3,476	3,132
Corporate	(6,207)	(5,029)	(11,381)	(10,036)

Adjusted EBITDA	$36,054	$27,140	$63,108	$50,982

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$36,054	$27,140	$63,108	$50,982
Pre-opening and development costs	(17,367)	(2,470)	(23,967)	(4,667)
Gain on asset sales, net of other items	0	29,163	0	42,344
Depreciation and amortization	(14,307)	(11,922)	(27,010)	(23,627)
Interest expense, net	(9,552)	(12,668)	(19,018)	(25,372)
Loss on early extinguishment of debt	28	0	(1,419)	(8,254)
Income tax (expense) benefit	966	(13,500)	1,897	(14,230)

Net Income (Loss)	$(4,178)	$15,743	$(6,409)	$17,176

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)(a)	Depreciation and Amortization	Non-Routine Items	Adjusted EBITDA(b)
Three months ended June 30, 2005
Belterra Casino Resort	$5,942	$4,728	$0	$10,670
Boomtown New Orleans	6,366	1,733	0	8,099
L’Auberge du Lac	6,134	1,727	0	7,861
Boomtown Bossier City	3,121	1,756	0	4,877
Casino Magic Biloxi	2,081	2,009	0	4,090
Boomtown Reno	1,246	1,576	0	2,822
Casino Magic Argentina	1,946	133	0	2,079
Card Clubs	1,317	446	0	1,763
Corporate	(6,406)	199	0	(6,207)
Non-routine items (c)	(17,367)	0	17,367	0

	$4,380	$14,307	$17,367	$36,054

Three months ended June 30, 2004
Belterra Casino Resort	$3,442	$3,983	$0	$7,425
Boomtown New Orleans	6,160	1,715	0	7,875
Boomtown Bossier City	3,246	1,689	0	4,935
Casino Magic Biloxi	2,705	1,984	0	4,689
Boomtown Reno	1,933	1,747	0	3,680
Casino Magic Argentina	1,645	286	0	1,931
Card Clubs	1,198	436	0	1,634
Corporate	(5,111)	82	0	(5,029)
Non-routine items (c)	26,693	0	(26,693)	0

	$41,911	$11,922	($26,693)	$27,140

Six months ended June 30, 2005
Belterra Casino Resort	$10,080	$9,311	$0	$19,391
Boomtown New Orleans	14,006	3,442	0	17,448
L’Auberge du Lac	6,053	1,808	0	7,861
Boomtown Bossier City	6,755	3,508	0	10,263
Casino Magic Biloxi	4,762	4,106	0	8,868
Boomtown Reno	15	3,196	0	3,211
Casino Magic Argentina	3,614	357	0	3,971
Card Clubs	2,582	894	0	3,476
Corporate	(11,769)	388	0	(11,381)
Non-routine items (c)	(23,967)	0	23,967	0

	$12,131	$27,010	$23,967	$63,108

Six months ended June 30, 2004
Belterra Casino Resort	$6,613	$7,569	$0	$14,182
Boomtown New Orleans	13,039	3,328	0	16,367
Boomtown Bossier City	7,735	3,402	0	11,137
Casino Magic Biloxi	4,737	3,940	0	8,677
Boomtown Reno	595	3,601	0	4,196
Casino Magic Argentina	2,868	459	0	3,327
Card Clubs	1,956	1,176	0	3,132
Corporate	(10,188)	152	0	(10,036)
Non-routine items (c)	37,677	0	(37,677)	0

	$65,032	$23,627	($37,677)	$50,982

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (c) below).

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(c)	Includes pre-opening and development costs in the 2005 and 2004 periods and gain on asset sales in the 2004 period. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Adjusted net income (loss) (a)
Net income (loss)	$(4,178)	$15,743	$(6,409)	$17,176
Pre-opening and development costs	14,106	1,330	18,493	2,552
Gain on asset sales, net of other items	0	(15,700)	0	(23,158)
Loss on early extinguishment of debt	(23)	0	1,095	4,514

Adjusted net income (loss)	$9,905	$1,373	$13,179	$1,084

Adjusted per common share – diluted
Net income (loss)	$(0.10)	0.43	(0.16)	0.49
Pre-opening and development costs	0.33	0.04	0.44	0.07
Gain on asset sales, net of other items	0.00	(0.43)	0.00	(0.66)
Loss on early extinguishment of debt	0.00	0.00	0.03	0.13

Adjusted net income (loss) per common share – diluted	$0.23	$0.04	$0.31	$0.03

Number of shares – diluted (b)	42,509	36,822	42,466	34,837

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	For the three and six months ended June 30, 2005, the diluted effect of in-the-money stock options has been included as the Company had adjusted net income.

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